MANUFACTURING AGREEMENT

This Agreement entered into this 15th day of August, 2013,

BETWEEN:

THE ALKALINE WATER COMPANY, INC. , whose principal office is located at 14301 N. 87th Street, Suite 301, Scottsdale, Arizona 85260, (hereinafter referred to as "**Company**")

and

WATER ENGINEERING SOLUTIONS, LLC, whose principal office is located at 7720 E. Redfield Road, Unit # 11, Scottsdale, Arizona, 85260 (hereinafter referred to as **("WES")**.

WHEREAS, **Company** is engaged in the manufacture and sale of alkaline water products; and

WHEREAS, **WES** is a manufacturer of alkaline generating electrolysis machinery and equipment with which **Company** manufactures its alkaline water products.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. **General Agreement:** **WES** agrees to manufacture and sell its alkaline generating electrolysis systems ("Equipment") exclusively to **Company** under the terms and conditions hereinafter specified.

(a) Exclusivity pertains to Equipment utilized only in the manufacture of bottled water and to machines sold for use in the United States of America.

(b) The Equipment will be manufactured by **WES** and sold to **Company** at a price that will allow WES a Forty-Percent (40%) gross profit margin on all components and an $85.00 per hour rate per man hour spent on production and installation of each machine. The Forty- Percent (40%) represents Ten Percent (10%) reduction from our standard margin.

(c) **Company** agrees to provide a purchase order with a Fifty Percent (50%) down for each system. It is anticipated that each system will require Six (6) to Eight (8) weeks to complete. An additional Forty percent (40%) will be due when the electrolysis cells are received with the balance of Ten percent (10%) due upon delivery.

(d) **Company** agrees to purchase a minimum of Three (3) machines in the first Twelve (12) month period of this Agreement; Four (4) machines in the next Twelve (12) month period; and Six (6) machines in the third Twelve (12) month period.

(e)**WES** agrees to provide maintenance and service of all the Equipment manufactured by them and purchased by **Company** during the term of this Agreement at the following rate:

(1) **WES** extends a start up warranty that insures that all labor involved in the start up and maintenance of Equipment will be at no additional charge to **Company** until Equipment is in proper operation

(2) **WES** extends a parts and labor warranty for a period of Six (6) months from the operational; installation on all parts and labor related to **WES** workmanship in assembling of each system.

(3) **WES** will install equipment anywhere in the United States based on a daily labor rate plus parts and pre-approved expenses.

(4) **WES** will maintain and service the Equipment at a labor rate of Two Hundred Dollars ($ 200.00) per day for a mechanic; Three Hundred Fifty Dollars ($ 350.00) per day for a skilled mechanic; and Five Hundred Dollars ($ 500.00) per day for **WES'** engineer.

(f) **WES** further agrees to be responsible to maintain a supply of parts for any repairs to the Equipment.

(g) **Company** agrees to pay, in full, for all Equipment upon its completion.

(h) All associated warranties from the various component manufacturers will be passed through **WES** to **Company.**

(i) **WES** agrees to maintain a Twenty Four (24) hour, Seven (7) day a week service line and acknowledges and understands the critical nature of insuring that the Equipment will be kept operational at all times.

2. **Term:**

(a) Unless sooner terminated, as hereinafter provided, this Agreement shall be effective from the date of the execution hereof and shall continue for a period of Three (3) years. Thereafter, this Agreement shall automatically continue so long as **Company** continues to purchase Six (6) unites per annum.

(b) If either party breaches any provision of this Agreement, the non-breaching party may then, submit its intention to terminate this Agreement by giving the breaching party at least thirty (30) days written notice of intention to terminate.

Termination will be effective thirty (30) days after delivery of the notice unless (i) the breach is corrected prior to the expiration of the thirty (30) day period, or (ii) the non-terminating party provides written notice of a dispute to be resolved in the manner specified hereinafter. For the purposes of this paragraph, a material breach of this Agreement includes, but is not limited to, negligence, fraud, misrepresentative or willful misconduct by a party in connection with the terms specified herein.

(c) This Agreement may be deemed terminated automatically by a party, effective as of the date that the other party (i) becomes insolvent, (ii) makes any assignment or arrangement for the benefit of its creditors, (iii) becomes subject to any federal or state receivership, reorganization, insolvency, liquidation or bankruptcy case or proceeding whether it be voluntary or involuntary, or any other marshalling of assets, (iv) becomes subject to attachment, execution or seizure of all or substantially all of its assets, (v) is liquidated or dissolved or its Articles of Incorporation expire or are revoked, (vi) ceases or voluntarily abandons its business, or (vii) takes any corporate action to authorize any of the actions set forth in clauses 3(c)(i) through and including 3(c)(vi) above, whether or not such date occurs prior to actual notice being received by the non-defaulting party.

(d) The termination of this Agreement shall not prejudice any claim of either party hereto that arises hereunder prior to the effective date of such termination.

(e) During the term hereof and/or any extensions thereof and for a period of two (2) years after the termination thereof, neither party or any of its affiliates, will, without first obtaining written approval of the other party, directly or indirectly, solicit or hire any employees or former employees of either party ,or any of its affiliates, who have or had any involvement in the performance of this Agreement.

3. **Confidential Information:**

(a) **WES** shall keep confidential and shall not publish or otherwise divulge to a third party or use for itself or any third party any confidential information relating to any **Company** product, including, but not limited to, patents, patents pending, technology, specifications, product information, data, marketing information, volume information, information in the Product Specifications, inventions, processes, know-how, trade secrets and other information disclosed by **Company** to **WES** or mutually discovered. **WES** also further covenants not to disclose the confidential **Company** information to any person other than **WES** employees, who require knowledge of such information in the performance of this Agreement and to advise and cause its officers, directors and employees to keep such information confidential, as provided herein.

(b) **Company** shall keep confidential and shall not publish or otherwise divulge to a third party or use for itself or any third party any information which **WES** informs **Company** is confidential. **Company** further covenants not to disclose the confidential **WES** information to any person other than **Company's** employees who require knowledge of such information in the performance of this

Agreement and to advise and cause its officers, directors and employees to keep such information confidential as provided herein.

4. **Effects of Termination:**

(a) Upon termination or expiry of this Agreement:

(i)All amounts remaining unpaid for the products ordered pursuant to a purchase order and/or released by **WES** to **Company** as of the date of termination shall become due immediately upon termination.

5. **Notice:** Any notices to be given hereunder shall be in writing and either delivered in person by prepaid registered mail or sent by facsimile transmission to the following address or to such other addresses and/or facsimile numbers as shall be furnished to the other party in writing from time to time.

To **Company**
The Alkaline Water Company, Inc.
14301 N. 87th Street, Suite 301
Scottsdale, Arizona 85260
Attention: Steven Nickolas

To **WES**
Water Engineering Solutions, LLC
7720 E. Redfield Road, Unit # 11
Scottsdale, Arizona, 85260
Attention: Doug Horn

Any such notice, if delivered personally or sent by facsimile shall be deemed to have been received on the day of delivery or if sent by prepaid registered mail, on the third (3rd) day after such notice is mailed.

6. **Relationship:** The relationship which **WES** holds as to **Company** is that of an Independent Contractor. This Agreement is not intended to create and shall not be construed as creating between **Company** and **WES** the relationship of **Company** and agent; joint ventures, partners or any other similar relationship, the existence of which is hereby expressly denied. **WES** shall not have any authority to create or assume in **Company's** name or on its behalf any obligation, expressed or implied, or to act or purport to act as **Company's** agent or legally empowered representative for any purpose whatsoever. Neither party shall be liable to any third party in any way for any engagement, obligation, commitment, contract, representation, transaction or act or omission to act of the other except as expressly provided herein.

7. **Assignment:** Neither party hereto may assign or transfer this Agreement or any right hereunder without the prior written consent of the other.

8. Force Majeure: Neither party will be responsible or liable to the other party in any manner for failure or delay in performing its obligations under this Agreement, other than the obligations to make payments provided for hereunder, when such failure or delay is due to any cause beyond the reasonable control of the party concerned, including, but not limited to, acts of God, government orders or restrictions, war, threat of war, warlike conditions, hostilities, embargoes, sanctions, mobilization, blockade, embargo, detention, riot, revolution, strike or labor dispute, accident, fire, flood or inability to obtain fuel, power, raw materials, labor or transport, provided that upon cessation of such events, such party shall thereupon promptly perform or complete the performance of its obligations. It is acknowledged and understood between the parties hereto that the primary components of **WES** Equipment is manufactured in Estonia.

9. Severability and Governing Law: Each of the provisions of this Agreement shall be enforceable independent of any other provision and independent of any other claim or cause of action. In the event of any dispute, arising under the terms of this Agreement, it is agreed between the parties that jurisdiction shall lie in the State of Arizona and the laws thereof will govern its interpretation, validity and effect of this Agreement without regard to the place of its execution or place of performance.

10. Arbitration of Disputes: Any controversy or claim arising out of or relating to this Agreement or the breach thereof, shall be determined through arbitration administered by the American Arbitration Association rules and the judgment on the award rendered therein may be entered in any court having jurisdiction thereof. Each party shall initially be responsible for its own attorney fees, costs and expenses of arbitration. The Arbitrator may include, in the award, an assessment of expenses of arbitration and the costs thereof with an award of reasonable attorney fees to the prevailing party.

11. Counterparts: This Agreement may be executed in one or more counterparts for the convenience of the parties. Each executed counterpart shall, for all purposes, be deemed an original but all of which together, constitute, in the aggregate, one and the same instrument. A copy shall have the same force and effect as the original.

12. Waiver of Breach: The failure of either party, at any time, to require the performance of the other of any of the provisions herein shall in no way effect the respective rights of the other party to enforce the same, nor shall the waiver, by party of any breach of any provision hereunder be construed to be a waiver of any succeeding breach or as a waiver or modification of the provisions of this Agreement.

13. Prior Agreement: This Agreement supersedes all other verbal or written agreements between the parties.

14. Entire Agreement This Agreement contains all the understandings between the parties and may not be modified, changed or altered by any premise or written

statement by whomsoever made and may only be modified by further written agreement signed by all the parties.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

THE ALKALINE WATER COMPANY, INC	**WATER ENGINEERING SOLUTIONS, LLC**
By /s/ Steven P. Nickolas	By /s/ Doug Horn
STEVEN P. NICKOLAS	**DOUG HORN**
CEO	**President**